Exhibit 99.1
G&K Services, Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
G&K Services, Inc.:

We have audited G&K Services, Inc.’s internal control over financial reporting as of July 2, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). G&K Services, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting appearing under Item 8 of this Form 10-K. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, G&K Services, Inc. maintained, in all material respects, effective internal control over financial reporting as of July 2, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of G&K Services, Inc. and subsidiaries as of July 2, 2016 and June 27, 2015, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended July 2, 2016, and the related financial statement schedule and our report dated August 26, 2016 expressed an unqualified opinion on those consolidated financial statements and financial statement schedule.

/s/ KPMG LLP
KPMG LLP

Minneapolis, Minnesota
August 26, 2016

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
G&K Services, Inc.:

We have audited the accompanying consolidated balance sheets of G&K Services, Inc. and subsidiaries as of July 2, 2016 and June 27, 2015, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the fiscal years in the three‑year period ended July 2, 2016. In connection with our audits of the consolidated financial statements, we also have audited financial statement Schedule II - Valuation and Qualifying Accounts and Reserves for each of the fiscal years in the three-year period ended July 2, 2016. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of G&K Services, Inc. and subsidiaries as of July 2, 2016 and June 27, 2015, and the results of their operations and their cash flows for each of the fiscal years in the three‑year period ended July 2, 2016, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), G&K Services, Inc.’s internal control over financial reporting as of July 2, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated August 26, 2016 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP
KPMG LLP
Minneapolis, Minnesota
August 26, 2016

CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries

	For the Fiscal Years Ended
	July 2, 2016	June 27, 2015	June 28, 2014
(In thousands, except per share data)	(53 weeks)	(52 weeks)	(52 weeks)
Rental and direct sale revenue	$978,041	$937,642	$900,869
Cost of rental and direct sale revenue	643,067	621,135	594,954
Gross Margin	334,974	316,507	305,915
Pension withdrawal and associated expenses	—	6,500	9,854
Selling and administrative	212,334	208,793	199,946
Income from Continuing Operations	122,640	101,214	96,115
Interest expense	6,835	7,138	6,320
Income from Continuing Operations before Income Taxes	115,805	94,076	89,795
Provision for income taxes	43,366	34,206	33,730
Net Income from Continuing Operations	72,439	59,870	56,065
Net loss from discontinued operations, net of tax	—	—	(8,393)
Net Income	$72,439	$59,870	$47,672
Basic Earnings (Loss) per Common Share:
From continuing operations	$3.65	$3.01	$2.83
From discontinued operations	$—	$—	$(0.43)
Basic earnings per share	$3.65	$3.01	$2.41
Diluted Earnings (Loss) per Common Share:
From continuing operations	$3.61	$2.95	$2.78
From discontinued operations	$—	$—	$(0.42)
Diluted earnings per share	$3.61	$2.95	$2.36
Weighted average number of shares outstanding, basic	19,586	19,676	19,568
Weighted average number of shares outstanding, diluted	19,808	20,047	19,941
Dividends Declared per Share	$1.48	$1.24	$7.08

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
G&K Services, Inc. and Subsidiaries

	For the Fiscal Years Ended
	July 2, 2016	June 27, 2015	June 28, 2014
(In thousands)	(53 weeks)	(52 weeks)	(52 weeks)
Net income	$72,439	$59,870	$47,672
Other comprehensive income (loss)
Foreign currency translation adjustments	(5,188)	(18,629)	(1,797)
Change in pension benefit liabilities	(12,249)	(2,415)	(6,572)
Derivative financial instruments unrecognized (loss) gain	(13,046)	4,831	(362)
Derivative financial instruments (loss) gain reclassified	(223)	532	533
Total other comprehensive loss before income taxes	(30,706)	(15,681)	(8,198)
Income tax benefit	10,783	2,750	2,796
Other comprehensive loss, net of taxes	(19,923)	(12,931)	(5,402)
Comprehensive income	$52,516	$46,939	$42,270

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries

	July 2, 2016	June 27, 2015
(In thousands, except per share data)
ASSETS
Current Assets
Cash and cash equivalents	$24,279	$16,235
Accounts receivable, less allowance for doubtful accounts of $3,578 and $3,469	102,657	100,402
Inventory	34,077	36,258
Merchandise in service, net	131,801	133,942
Other current assets	20,539	30,383
Total current assets	313,353	317,220
Property, Plant and Equipment
Land	32,999	32,567
Buildings and improvements	178,177	170,056
Machinery and equipment	406,747	394,244
Automobiles and trucks	7,928	7,486
Less accumulated depreciation	(397,209)	(382,297)
Total property, plant and equipment, net	228,642	222,056
Other Assets
Goodwill	324,520	325,183
Other noncurrent assets	55,022	63,738
Total other assets	379,542	388,921
Total assets	$921,537	$928,197
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$44,792	$51,616
Accrued expenses
Compensation and employee benefits	47,085	46,442
Other	25,651	25,297
Current maturities of long-term debt	—	169
Total current liabilities	117,528	123,524
Long-term debt, net of current maturities	231,148	243,600
Deferred income taxes	68,895	59,280
Other noncurrent liabilities	114,426	107,443
Total liabilities	531,997	533,847
Commitments and Contingencies (Note 12)
Stockholders' Equity
Common stock, $0.50 par value, non-convertible Class A, 400,000 shares authorized, 19,661 and 19,953 shares issued and outstanding	9,828	9,976
Additional paid-in capital	84,804	78,342
Retained earnings	323,775	314,976
Accumulated other comprehensive (loss) income	(28,867)	(8,944)
Total stockholders' equity	389,540	394,350
Total liabilities and stockholders' equity	$921,537	$928,197

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
G&K Services, Inc. and Subsidiaries

(In thousands, except per share data)	Shares	Class A Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Stockholders' Equity
Balance June 29, 2013	19,683	$9,842	$44,872	$402,905	$9,389	$467,008
Comprehensive income	—	—	—	47,672	(5,402)	42,270
Proceeds from issuance of common stock under stock option plans	460	230	8,518	—	—	8,748
Share-based compensation	—	—	6,318	—	—	6,318
Shares withheld for taxes under our equity compensation plans	(26)	(13)	(1,422)	—	—	(1,435)
Repurchase of common stock	(205)	(103)	—	(11,569)	—	(11,672)
Excess tax benefit from share-based compensation	—	—	4,578	—	—	4,578
Cash dividends ($7.08 per share)	—	—	—	(141,771)	—	(141,771)
Balance June 28, 2014	19,912	9,956	62,864	297,237	3,987	374,044
Comprehensive income	—	—	—	59,870	(12,931)	46,939
Proceeds from issuance of common stock under stock option plans	341	171	6,112	—	—	6,283
Share-based compensation	—	—	6,219	—	—	6,219
Shares withheld for taxes under our equity compensation plans	(35)	(18)	(2,058)	—	—	(2,076)
Repurchase of common stock	(265)	(133)	—	(17,464)	—	(17,597)
Excess tax benefit from share-based compensation	—	—	5,205	—	—	5,205
Cash dividends ($1.24 per share)	—	—	—	(24,667)	—	(24,667)
Balance June 27, 2015	19,953	9,976	78,342	314,976	(8,944)	394,350
Comprehensive income	—	—	—	72,439	(19,923)	52,516
Proceeds from issuance of common stock under stock option plans	279	140	2,020	—	—	2,160
Share-based compensation	—	—	6,631	—	—	6,631
Shares withheld for taxes under our equity compensation plans	(66)	(33)	(4,717)	—	—	(4,750)
Repurchase of common stock	(505)	(255)	—	(34,269)	—	(34,524)
Excess tax benefit from share-based compensation	—	—	2,528		—	2,528
Cash dividends declared ($1.48 per share)	—	—	—	(29,371)	—	(29,371)
Balance July 2, 2016	19,661	$9,828	$84,804	$323,775	$(28,867)	$389,540

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries

	For the Fiscal Years Ended
	July 2, 2016	June 27, 2015	June 28, 2014
(In thousands)	(53 weeks)	(52 weeks)	(52 weeks)
Operating Activities:
Net income	$72,439	$59,870	$47,672
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	36,504	32,298	30,877
Loss on sale of business	—	—	12,837
Pension withdrawal and associated expenses	—	6,500	9,854
Deferred income taxes	19,606	18,638	21,972
Share-based compensation	6,749	6,219	6,318
Changes in operating items, exclusive of acquisitions and divestitures -
Accounts receivable	(3,048)	(2,908)	(14,538)
Inventory and merchandise in service	4,590	(9,429)	(12,157)
Accounts payable	(3,662)	7,201	935
Other current assets and liabilities	18,789	(3,352)	(25,273)
Multi-employer pension plan settlement payment	(7,903)	(24,799)	—
Other	(9,888)	3,997	(3,861)
Net cash provided by operating activities	134,176	94,235	74,636
Investing Activities:
Capital expenditures	(45,349)	(55,838)	(32,776)
Divestiture of business	—	—	6,641
Acquisition of business	(2,982)	—	—
Net cash used for investing activities	(48,331)	(55,838)	(26,135)
Financing Activities:
Repayments of long-term debt	(75,168)	(843)	(18)
Proceeds from (repayments of) revolving credit facilities, net	62,548	(22,362)	91,000
Cash dividends paid	(30,418)	(24,544)	(140,886)
Proceeds from issuance of common stock under stock option plans	2,160	6,283	8,748
Repurchase of common stock	(34,524)	(17,597)	(11,672)
Shares withheld for taxes under equity compensation plans	(4,750)	(2,076)	(1,435)
Excess tax benefit from share-based compensation	2,528	5,205	4,578
Net cash used for financing activities	(77,624)	(55,934)	(49,685)
Effect of Exchange Rates on Cash	(177)	(3,346)	(288)
Increase (Decrease) in Cash and Cash Equivalents	8,044	(20,883)	(1,472)
Cash and Cash Equivalents:
Beginning of year	16,235	37,118	38,590
End of year	$24,279	$16,235	$37,118
Supplemental Cash Flow Information:
Cash paid for -
Interest	$6,658	$6,647	$5,645
Income taxes	$11,290	$11,539	$20,945
Supplemental Non-cash Investing Information:
Capital expenditures not yet paid and included in accounts payable	$1,792	$3,662	$3,378

The accompanying notes are an integral part of these Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

1. Summary of Significant Accounting Policies

Nature of Business

G&K Services, Inc., founded in 1902 and headquartered in Minnetonka, Minnesota, is a service-focused provider of branded uniform and facility services programs. We deliver value to our customers by enhancing their image and brand, and by promoting workplace safety, security and cleanliness. We accomplish this by providing a wide range of workwear and protective safety apparel through rental and direct purchase programs. We also supply a variety of facility products and services, including floor mats, towels, mops, restroom hygiene products, and first aid supplies. We also manufacture certain work apparel garments that are used to support our garment rental and direct purchase programs. We have two operating segments, United States (includes the Dominican Republic) and Canada, which have been identified as components of our organization that are reviewed by our Chairman and Chief Executive Officer to determine resource allocation and evaluate performance.

Basis of Presentation

Our Consolidated Financial Statements include the accounts of G&K Services, Inc. and all subsidiaries in which we have a controlling financial interest. Intercompany transactions and accounts are eliminated in consolidation.

Our fiscal year ends on the Saturday nearest June 30. All references herein to "2016," "2015" and "2014" refer to the fiscal years ended July 2, 2016,  June 27, 2015 and June 28, 2014, respectively. Fiscal year 2016 consisted of 53 weeks. Fiscal years 2015 and 2014 consisted of 52 weeks.

Reclassifications

In fiscal year 2016 we adopted a new accounting pronouncement which, among other things, requires deferred tax assets and liabilities to be combined and presented as noncurrent in our Consolidated Balance Sheets. We chose to adopt this new guidance on a retrospective basis, and, as a result, an adjustment has been made to reclassify the previously reported fiscal year 2015 Consolidated Balance Sheet. This reclassification combined noncurrent deferred tax assets of $668 and current deferred income tax liabilities of $31,097 with noncurrent deferred tax liabilities of $28,851 and presented the combined amount totaling $59,280 as "Deferred Income Taxes" on the Consolidated Balance Sheet as of June 27, 2015.

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts and disclosures reported therein. Due to the inherent uncertainty involved in making estimates, actual results could differ from our estimates.

Cash and Cash Equivalents

We consider all investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded net of an allowance for expected losses. The allowance, recognized as an amount equal to anticipated future write-offs, is based on the age of outstanding balances, analysis of specific accounts, historical bad debt experience and current economic trends. We generally write-off uncollectible accounts receivable after all internal avenues of collection have been exhausted.

Inventory and Merchandise in Service

Inventories consist of new goods and rental merchandise in service. New goods are stated at the lower of first-in, first-out cost or market. Merchandise placed in service to support our rental operations is amortized into cost of rental operations over the estimated useful lives of the underlying inventory items, on a straight-line basis, which results in a matching of the cost of the merchandise with the weekly rental revenue generated by the merchandise. Estimated lives of rental merchandise in service range from six months to four years. In establishing estimated lives for merchandise in service, management considers historical experience and the intended use of the merchandise.

We review the estimated useful lives of our in-service inventory assets on a periodic basis or when trends in our business indicate that the useful lives for certain products might have changed. The selection of estimated useful lives is a sensitive estimate in which a change in lives can have a material impact on our results of operations. For example, during the fourth quarter of fiscal year 2013, we completed an analysis of certain in-service inventory assets which resulted in the estimated useful lives for these assets being extended to better reflect the estimated periods in which the assets will remain in service. The effect of the change in estimate increased income from operations by $6,136, net income by $3,867 and basic and diluted earnings per common share by $0.19 in fiscal year 2014.

We estimate our losses related to inventory obsolescence by examining our inventory to determine if there are indicators that carrying values exceed the net realizable value. Significant factors that could indicate the need for inventory write-downs include the age of the inventory, anticipated demand for our products, historical inventory usage, revenue trends and current economic conditions. We believe that adequate adjustments have been made in the Consolidated Financial Statements; however, in the future, product lines and customer requirements may change, which could result in an increase in obsolete inventory reserves or additional inventory impairments.

The components of inventories as of July 2, 2016 and June 27, 2015 are as follows:

	July 2, 2016	June 27, 2015
Raw Materials	$6,424	$6,368
Work in Process	1,431	975
Finished Goods	26,222	28,915
Inventory	34,077	36,258
Merchandise in service, net	131,801	133,942

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Depreciation is generally computed using the straight-line method over the following estimated useful lives:

Life (Years)
Automobiles and trucks	3 to 8
Machinery and equipment	3 to 10
Buildings	20 to 33
Building improvements	1 to 10

Costs of significant additions, renewals and betterments are capitalized. When an asset is sold or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the gain or loss on disposition is reflected in earnings. Repair and maintenance costs are charged to operating expense when incurred. Depreciation expense, which includes amortization of assets recorded under capital leases, was $35,078, $30,358 and $28,220, in fiscal years 2016, 2015 and 2014, respectively.

Environmental Costs

We accrue various environmental related costs, which consist primarily of estimated clean-up costs, fines and penalties, when it is probable that we have incurred a liability and the amount can be reasonably estimated. When a single amount cannot be reasonably estimated but the cost can be estimated within a range, we accrue the minimum estimated amount. This accrued amount reflects our assumptions regarding the nature of the remedy and the outcome of discussions with regulatory agencies. Changes in the estimates on which the accruals are based, including unanticipated government enforcement actions, or changes in environmental regulations, could result in higher or lower costs. Accordingly, as investigations and other actions proceed, it is likely that adjustments to our accruals will be necessary to reflect new information. While we cannot predict the ultimate outcome of any of these matters with certainty, we believe the possibility of a material adverse effect on our results of ongoing operations or financial position is remote, although the impact on reported operating results in any particular period may be material.

Accruals for environmental liabilities are included in the "Accrued expenses - Other" and "Other Noncurrent Liabilities" line items in the Consolidated Balance Sheets. Environmental costs are capitalized if they extend the life of the related property, increase its capacity and/or mitigate or prevent future contamination. The cost of operating and maintaining environmental control equipment is charged to expense in the period incurred.

For additional information see Note 12, "Commitments and Contingencies" of Notes to Consolidated Financial Statements.

Goodwill, Intangible Assets and Other Long-Lived Assets

The fair value of the purchase price of acquisitions in excess of the fair value of the underlying net assets is recorded as goodwill. Non-competition agreements that limit the seller from competing with us for a fixed period of time and acquired customer contracts are stated at fair value upon acquisition and are amortized over the terms of the respective agreements or estimated average life of an account, which ranges from five to 20 years.

We test goodwill for impairment in the fourth quarter of each fiscal year or upon the occurrence of events or changes in circumstances that indicate that the asset might be impaired. Reporting units for goodwill impairment review are operating segments, or components of an operating segment, that constitute a business for which discrete financial information is available, and for which segment management regularly reviews the operating results. Based on this analysis, we have identified two reporting units as of the fiscal year 2016 testing date. Our reporting units are U.S. Rental operations and Canadian Rental operations, with respective goodwill balances of $270,045 and $54,475, at July 2, 2016. During fiscal year 2014, we divested our Direct Sales reporting unit. There have been no other changes to our reporting units or in the allocation of goodwill to each respective reporting unit in fiscal years 2016, 2015 or 2014.

In fiscal years 2016, 2015 and 2014, we performed a qualitative assessment to test our reporting units' goodwill for impairment. Based on our qualitative assessment, we determined that it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of all reporting units is greater than their carrying amount and therefore no impairment of goodwill was identified.

All goodwill associated with our Direct Sales reporting unit had been previously impaired and written off prior to its divestiture. During the second quarter of fiscal year 2014, we recorded an impairment loss related to the divestiture of our Ireland Business of $261. There were no other impairment losses recorded in fiscal year 2016 or fiscal year 2015.

Goodwill by segment is as follows:

	United States	Canada	Total
Balance as of June 28, 2014	$270,045	$63,169	$333,214
Foreign currency translation and other	—	(8,031)	(8,031)
Balance as of June 27, 2015	$270,045	$55,138	$325,183
Goodwill acquired during the period	—	1,880	1,880
Foreign currency translation and other	—	(2,543)	(2,543)
Balance as of July 2, 2016	$270,045	$54,475	$324,520

Long-lived assets, including definite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability is measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the carrying value is not projected to be recovered by future undiscounted cash flows, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. There were no impairment charges for intangible assets in fiscal years 2016, 2015 or 2014.

Foreign Currency

For all significant foreign operations, the functional currency is the local currency. Assets and liabilities of these operations are translated at the period-end exchange rates. Income statement accounts are translated using the average exchange rates prevailing during the year. Translation adjustments are reflected within "Accumulated other comprehensive income" in stockholders' equity of the Consolidated Balance Sheets. Gains and losses from foreign currency transactions are included in net earnings for the period and were not material in fiscal years 2016, 2015 or 2014.

Revenue Recognition

Our rental operations business is largely based on written service agreements whereby we agree to pick up soiled merchandise, launder and then deliver clean uniforms and other products. The service agreements generally provide for weekly billing upon completion of the laundering process and delivery to the customer. Accordingly, we recognize revenue from rental operations in the period in which the services are provided. Revenue from rental operations also includes billings to customers for lost or damaged merchandise. Direct sale revenue is recognized in the period in which the product is shipped. Total revenues do not include sales tax as we consider ourselves a pass-through conduit for collecting and remitting sales tax.

Income Taxes

Provisions for federal, state, and foreign income taxes are calculated based on reported pretax earnings and current tax law. Significant judgment is required in determining income tax provisions and evaluating tax positions. We periodically assess our liabilities and uncertain tax positions for all periods that are currently open to examination or have not been effectively settled based on the most current available information. If it is not more likely than not that our tax position will be sustained, we record our best estimate of the resulting tax liability and any applicable interest and penalties in the Consolidated Financial Statements.

Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements using statutory rates in effect for the year in which the differences are expected to reverse. We present the tax effects of these deferred tax assets and liabilities separately for each major tax jurisdiction. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that the changes are enacted. We record valuation allowances to reduce deferred tax assets when it is more likely than not that some portion of the asset may not be realized. We evaluate our deferred tax assets and liabilities on a periodic basis. We believe that we have adequately provided for our future income tax obligations based upon current facts, circumstances and tax law.

Derivative Financial Instruments

In the ordinary course of business, we are exposed to various market risks. We utilize derivative financial instruments to manage interest rate risk and manage the total debt that is subject to variable and fixed interest rates. These interest rate swap contracts modify our exposure to interest rate risk by converting variable rate debt to a fixed rate or by locking in the benchmark interest rate on forecasted issuances of fixed rate swap contracts as cash flow hedges of the interest related to variable and fixed rate debt.

All derivative financial instruments are recognized at fair value and are recorded in the "Other noncurrent assets" or "Accrued expenses - Other" line items in the Consolidated Balance Sheets.

For derivative financial instruments that are designated and qualify as cash flow hedges, the effective portion of the change in fair value on the derivative financial instrument is reported as a component of "Accumulated other comprehensive income" and reclassified into the "Interest expense" line item in the Consolidated Statements of Operations in the same period as the expenses from the cash flows of the hedged items are recognized. Cash payments or receipts are included in "Net cash provided by operating activities" in the Consolidated Statements of Cash Flows in the same period as the cash is settled. We perform an assessment at the inception of the hedge and on a quarterly basis thereafter, to determine whether our derivatives are highly effective in offsetting changes in the value of the hedged items. Changes in the fair value resulting from hedge ineffectiveness are immediately recognized as income or expense. See Note 6, "Derivative Financial Instruments," of Notes to Consolidated Financial Statements for further details.

We do not engage in speculative transactions or fair value hedging nor do we hold or issue derivative financial instruments for trading purposes.

Share-based Payments

We grant share-based awards, including restricted stock and options to purchase our common stock. Stock options are granted to employees and directors for a fixed number of shares with an exercise price equal to the fair value on the shares at the date of grant. Share-based compensation is recognized in the Consolidated Statements of Operations on a straight-line basis over the requisite service period for each separate vesting portion of the award. The amortization of share-based compensation reflects estimated forfeitures adjusted for actual forfeiture experience. As share-based compensation expense is recognized, a deferred tax asset is recorded that represents an estimate of the future tax deduction from the exercise of stock options or release of restrictions on the restricted stock. At the time share-based awards are exercised, canceled, expire or restrictions lapse, we recognize adjustments to additional paid-in capital or income tax expense. See Note 10, "Stockholders' Equity" of Notes to Consolidated Financial Statements for further details.

2. New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued updated guidance to clarify revenue recognition principles, which is intended to improve disclosure requirements and enhance the comparability of revenue recognition practices. Improved disclosures under the amended guidance relate to the nature, amount, timing and uncertainty of revenue that is recognized from contracts with customers. This guidance will be effective for us beginning in the first quarter of fiscal year 2019. We are currently evaluating the impact this new guidance will have on our Consolidated Financial Statements.

In April 2015, the FASB issued updated guidance which changes the presentation of debt issuance costs in financial statements to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs is reported as interest expense. This guidance will be effective for us beginning in the first quarter of fiscal year 2017 and is required to be applied on a retrospective basis. We anticipate the implementation of this guidance will not have a material impact on the presentation of our financial position and no impact on our results of operations or cash flows.

In July 2015, the FASB issued updated guidance to simplify the measurement of inventory at the lower of cost or net realizable value. This guidance will be effective for us beginning in the first quarter of fiscal year 2018. We anticipate the implementation of this guidance will not have a material impact on our financial position, results of operations or cash flows.

In November 2015, the FASB issued updated guidance which will require deferred tax assets and liabilities to be presented as noncurrent on our balance sheet. We adopted this guidance retrospectively as of the fourth quarter of fiscal year 2016 and it is reflected in our fiscal year 2016 and 2015 balance sheets and income tax related disclosures.

In January 2016, the FASB issued updated guidance intended to improve the recognition and measurement of financial instruments. This guidance will be effective for us beginning in the first quarter of fiscal year 2019. We are currently evaluating the impact this new guidance will have on our Consolidated Financial Statements.

In February 2016, the FASB issued updated guidance, which is intended to increase transparency and comparability by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This guidance will be effective for us beginning in the first quarter of fiscal year 2020 although early adoption is permitted. We are currently evaluating the impact this new guidance will have on our Consolidated Financial Statements.

In March 2016, the FASB issued updated guidance, which is intended to simplify several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, statutory tax withholding requirements, and classification in the statement of cash flows. This guidance will be effective for us beginning in the first quarter of fiscal year 2018 although early adoption is permitted. We expect to early adopt this guidance in the first quarter of fiscal year 2017. The adoption of this guidance is expected to increase the volatility of our effective tax rate as the excess tax benefit related to stock options exercised and vested restricted stock are recorded as income tax expense and no longer in equity. Based on our current stock price and outstanding share based awards, we expect the adoption in fiscal year 2017 will have a favorable impact on our effective tax rate.

3. Earnings Per Share

Accounting guidance for participating securities and the two-class method, addresses whether awards granted in unvested share-based payment transactions that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and therefore are included in computing earnings per share under the two-class method. Participating securities are securities that may participate in dividends with common stock and the two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that would otherwise have been available to common shareholders. Under the two-class method, earnings for the period are allocated between common shareholders and other shareholders, based on their respective rights to receive dividends. Certain restricted stock awards granted under our equity plans are considered participating securities as these awards receive non-forfeitable dividends at the same rate as common stock.

	For the Fiscal Years
	2016	2015	2014
Net income from continuing operations	$72,439	$59,870	$56,065
Less: Income allocable to participating securities	(1,025)	(713)	(610)
Net income from continuing operations available to common stockholders	71,414	59,157	55,455
Net loss from discontinued operations	—	—	(8,393)
Net income available to common stockholders	$71,414	$59,157	$47,062
Basic earnings per share (shares in thousands):
Weighted average shares outstanding, basic	19,586	19,676	19,568
Basic earnings (loss) per common share:
From continuing operations	$3.65	$3.01	$2.83
From discontinued operations	$—	$—	$(0.43)
Basic earnings per share	$3.65	$3.01	$2.41
Diluted earnings per share (shares in thousands):
Weighted average shares outstanding, basic	19,586	19,676	19,568
Weighted average effect of non-vested restricted stock grants and assumed exercise of stock options	222	371	373
Weighted average shares outstanding, diluted	19,808	20,047	19,941
Diluted earnings (loss) per common share:
From continuing operations	$3.61	$2.95	$2.78
From discontinued operations	$—	$—	$(0.42)
Diluted earnings per share	$3.61	$2.95	$2.36

We excluded potential common shares related to our outstanding equity compensation grants of 73,000, 74,000 and 88,000 from the computation of diluted earnings per share for fiscal years 2016, 2015 and 2014, respectively. Inclusion of these shares would have been anti-dilutive.

4. Other Assets and Other Noncurrent Liabilities

Other assets as of July 2, 2016 and June 27, 2015 included the following:

	July 2, 2016	June 27, 2015
Executive deferred compensation assets	$33,080	$34,414
Cash surrender value of life insurance policies	14,860	14,659
Derivative financial instruments	—	4,857
Customer contracts and non-competition agreements, net	3,464	4,544
Other assets	6,658	7,186
Less: Portion classified as other current assets	(3,040)	(1,922)
Total other noncurrent assets	$55,022	$63,738

The customer contracts include the combined value of the written service agreements and the related customer relationship. Customer contracts and non-competition agreements are amortized over a weighted average life of approximately ten years and are as follows:

	July 2, 2016	June 27, 2015
Customer contracts and non-competition agreements	$14,576	$20,244
Accumulated amortization	(11,112)	(15,700)
Net	$3,464	$4,544

Amortization expense was $1,427, $1,940 and $2,657 for fiscal years 2016, 2015 and 2014, respectively. Estimated amortization expense for each of the next five fiscal years based on the intangible assets as of July 2, 2016 is as follows:

2017	$1,242
2018	436
2019	217
2020	205
2021	193
Thereafter	1,170
Other noncurrent liabilities as of July 2, 2016 and June 27, 2015 included the following:

	July 2, 2016	June 27, 2015
Multi-employer pension withdrawal liability	$803	$9,329
Pension plan liability	32,446	20,188
Executive deferred compensation plan liability	33,080	34,529
Supplemental executive retirement plan liability	18,523	16,686
Accrued income taxes	7,363	8,294
Workers' compensation liability	18,036	18,577
Derivative financial instruments	8,189	—
Other liabilities	5,725	7,659
Less: Portion classified as current liabilities	(9,739)	(7,819)
Total other noncurrent liabilities	$114,426	$107,443

5. Long-Term

Debt as of July 2, 2016 and June 27, 2015 includes the following:

	July 2, 2016	June 27, 2015
Borrowings under Unsecured Revolver	$107,600	$40,500
Borrowings under Variable Rate Notes	—	75,000
Borrowings under A/R Line	23,548	28,100
Borrowings under Fixed Rate Notes	100,000	100,000
Capital leases and other	—	169
	231,148	243,769
Less current maturities	—	(169)
Total long-term debt	$231,148	$243,600

We have a $350,000 unsecured revolver with a syndicate of banks, which expires on April 15, 2020. Domestic U.S. Dollar borrowings under this revolver generally bear interest at the adjusted London Interbank Offered Rate ("LIBOR") for specified periods plus a margin, which can range from 1.00% to 1.75%, depending on our consolidated leverage ratio and can be expanded by $200,000 to a total of $550,000.

As of July 2, 2016, there was $107,600 outstanding under this revolver. The unused portion of the revolver may be used for general corporate purposes, acquisitions, share repurchases, dividends, working capital needs and to provide up to $45,000 in letters of credit. As of July 2, 2016, we had no letters of credit outstanding under this revolver. As of July 2, 2016 there is a fee of 0.15% of the unused daily balance of this revolver.

Availability of credit under this revolver requires that we maintain compliance with certain covenants, which are the most restrictive when compared to our other credit facilities. The following table illustrates compliance with regard to the material financial covenants required by the terms of this revolver as of July 2, 2016:

	Required	Actual
Maximum Leverage Ratio (Debt/EBITDA)	3.50	1.55
Minimum Interest Coverage Ratio (EBITDA/Interest Expense)	3.00	24.27

Our maximum leverage ratio and minimum interest coverage ratio covenants are calculated by adding back certain non-cash charges, as defined in this revolver.

Borrowings outstanding as of July 2, 2016 under this revolver bear interest at a weighted average effective rate of 1.61%.

As of June 27, 2015 we had $75,000 of variable rate unsecured private placement notes bearing interest at 0.60% over LIBOR that matured on June 30, 2015. The notes did not require principal payments until maturity. As of June 27, 2015, the outstanding balance of the notes was $75,000 at an effective interest rate of 0.873%. The notes required that we maintained a minimum net worth of $379,953 as of June 27, 2015. We subsequently paid these notes using our revolver. Therefore, as of June 27, 2015 we classified the $75,000 as long-term debt in the Consolidated Balance Sheets.

We have a $50,000 accounts receivable securitization facility, which expires on September 27, 2016. We intend to refinance these borrowings on or before the expiration date or pay the outstanding balance using our Unsecured Revolver. Under the terms of the facility, we pay interest at a rate per annum equal to LIBOR plus a margin of 0.75%. The facility is subject to customary fees, including a rate per annum equal to 0.80%, for the issuance of letters of credit and 0.26% for any unused portion of the facility. As is customary with transactions of this nature, our eligible accounts receivable are sold to a consolidated subsidiary. As of July 2, 2016 there was $23,548 outstanding under this securitization facility and there were $26,452 of letters of credit outstanding, primarily related to our property and casualty insurance programs. Borrowings outstanding as of July 2, 2016 under this facility bear interest at an average effective rate of 1.22%.

We have $100,000 of fixed rate unsecured senior notes with $50,000 of the notes bearing interest at a fixed interest rate of 3.73% per annum maturing April 15, 2023 and $50,000 of the notes bearing interest at a fixed interest rate of 3.88% per annum maturing on April 15, 2025. Interest on the notes is payable semiannually. As of July 2, 2016, the outstanding balance of the notes was $100,000 at an effective rate of 3.81%.

See Note 6, "Derivative Financial Instruments," of Notes to Consolidated Financial Statements for details of our interest rate swap and hedging activities related to our outstanding debt.

The credit facilities, loan agreements and fixed rate notes contain various restrictive covenants that, among other things`, require us to maintain a maximum leverage ratio. These debt arrangements also contain customary representations, warranties, covenants and indemnifications. At July 2, 2016, we were in compliance with all debt covenants.

The following table summarizes payments due on long-term debt, including capital leases, as of July 2, 2016 for the next five fiscal years and thereafter:

2017	$23,548
2018	—
2019	—
2020	107,600
2021 and thereafter	100,000

6. Derivative Financial Instruments

In the ordinary course of business, we are exposed to various market risks. We utilize derivative financial instruments to manage interest rate risk and manage the total debt that is subject to variable and fixed interest rates. These interest rate swap contracts modify our exposure to interest rate risk by converting variable rate debt to a fixed rate or by locking in the benchmark interest rate on forecasted issuances of fixed rate debt. Approximately 57% of our outstanding variable rate debt had its interest payments modified using interest rate swap contract at July 2, 2016. This interest rate swap contract matures on July 1, 2031.

We do not have any derivative financial instruments that have been designated as either a fair value hedge, a hedge of net investment in a foreign operation, or that are held for trading or speculative purposes. Cash flows associated with derivative financial instruments are classified in the same category as the cash flows hedged in the Consolidated Statements of Cash Flows.

As of July 2, 2016, we held a $75,000 interest rate swap contract which will limit our exposure to interest rate risk and pursuant to which we will pay fixed rates of interest and receive variable rates of interest based on the one-month LIBOR. The 15 year swap contract has an effective interest rate of 2.35% with a start date of July 1, 2016 and an end date of July 1, 2031 and is a highly effective cash flow hedge. Gains or losses on any ineffectiveness are not expected to be material to any period.

The following table summarizes our derivative financial instrument assets and liabilities and the classification on our Consolidated Balance Sheets as of July 2, 2016 and June 27, 2015:

	July 2, 2016	June 27, 2015
Derivative financial instruments, assets:
Other noncurrent assets	$—	$4,857
Total derivative financial instruments, assets	$—	$4,857
Derivative financial instruments, liabilities:
Accrued expense - other	$1,387	$188
Other noncurrent liabilities	6,802	—
Total derivative financial instruments, liabilities	$8,189	$188

A net loss of $3,901 is deferred in accumulated other comprehensive income as of July 2, 2016, of which a $723 loss is expected to be reclassified to interest expense in the next 12 months.

As of July 2, 2016 and June 27, 2015, all derivative financial instruments were designated as hedging instruments.

7. Fair Value Measurements

Generally accepted accounting principles ("GAAP") defines fair value, establishes a framework for measuring fair value and establishes disclosure requirements about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We considered non-performance risk when determining fair value of our derivative financial instruments. The fair value hierarchy prescribed under GAAP contains the following three levels:

Level 1 — unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

Level 2 — other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

-quoted prices for similar assets or liabilities in active markets;
-quoted prices for identical or similar assets in non-active markets;
-inputs other than quoted prices that are observable for the asset or liability; and
-inputs that are derived principally from or corroborated by other observable market data.

Level 3 — unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

We do not have any Level 3 assets or liabilities and we have not transferred any items between fair value levels during fiscal year 2016 . See Note 8, "Employee Benefit Plans" of Notes to Consolidated Financial Statements for additional information regarding our pension plan assets.

The following tables summarize the assets and liabilities measured at fair value on a recurring basis as of July 2, 2016 and June 27, 2015:

	As of July 2, 2016
	Fair Value Measurements Using Inputs Considered as
	Level 1	Level 2	Total
Other assets:
Money market mutual funds	$5,681	$—	$5,681
Equity and fixed income mutual funds	27,306	—	27,306
Cash surrender value of life insurance policies	—	14,860	14,860
Total assets	$32,987	$14,860	$47,847
Accrued expenses:
Derivative financial instruments	$—	$8,189	$8,189
Total liabilities	$—	$8,189	$8,189

	As of June 27, 2015
	Fair Value Measurements Using Inputs Considered as
	Level 1	Level 2	Total
Other assets:
Money market mutual funds	$4,637	$—	$4,637
Equity and fixed income mutual funds	29,777	—	29,777
Cash surrender value of life insurance policies	—	14,659	14,659
Derivative financial instruments	—	4,857	4,857
Total assets	$34,414	$19,516	$53,930
Accrued expenses:
Derivative financial instruments	$—	$188	$188
Total liabilities	$—	$188	$188

The cash surrender value of life insurance policies are primarily investments established to fund the obligations of the Company's non-qualified, non-contributory supplemental executive retirement plan (SERP).

The money market, equity and fixed income mutual funds are investments established to fund the Company's non-qualified deferred compensation plan. The Company classifies these investments as trading securities, and as a result, unrealized gains and losses are included in earnings. Changes in the deferred compensation liability as a result of the changes in the fair value of investments are also included in earnings resulting in no impact to net income.

The following tables summarize the fair value of assets and liabilities that are recorded at historical cost as of July 2, 2016 and June 27, 2015:

	As of July 2, 2016
	Fair Value Measurements Using Inputs Considered as
	Level 1	Level 2	Total
Cash and cash equivalents	$24,279	$—	$24,279
Total assets	$24,279	$—	$24,279
Long-term debt, net of current maturities	—	236,568	236,568
Total liabilities	$—	$236,568	$236,568

	As of June 27, 2015
	Fair Value Measurements Using Inputs Considered as
	Level 1	Level 2	Total
Cash and cash equivalents	$16,235	$—	$16,235
Total assets	$16,235	$—	$16,235
Current maturities of long-term debt	$—	$169	$169
Long-term debt, net of current maturities	—	241,589	241,589
Total liabilities	$—	$241,758	$241,758

8. Employee Benefit Plans

Pension Plan and Supplemental Executive Retirement Plan

We have a noncontributory defined benefit pension plan (the "Pension Plan") covering substantially all employees who were employed as of July 1, 2005, except certain employees who are covered by union-administered plans. Benefits are based on the number of years of service and each employee’s compensation near retirement. We make annual contributions to the Pension Plan consistent with federal funding requirements.

Annual benefits under the Supplemental Executive Retirement Plan ("SERP") are based on years of service and individual compensation near retirement. We have purchased life insurance contracts and other investments that could be used to fund the retirement benefits under this plan. The value of these insurance contracts and investments as of July 2, 2016 and June 27, 2015 were $11,890 and $11,819, respectively, and are included in the "Other noncurrent assets" line item in the Consolidated Balance Sheets.

We froze our Pension Plan and SERP effective December 31, 2006. Future growth in benefits will not occur beyond this date.

Applicable accounting standards require that the Consolidated Balance Sheet reflect the funded status of the pension and postretirement plans. The funded status of the plan is measured as the difference between the plan assets at fair value and the projected benefit obligation. Expected contributions to the plans over the next 12 months that exceed the fair value of plan assets are reflected in accrued liabilities and were $877 and $775 as of July 2, 2016 and June 27, 2015, respectively. All other liabilities have been included in the "Other noncurrent liabilities" line item in the Consolidated Balance Sheets.

Unrecognized differences between actual amounts and estimates based on actuarial assumptions are included in "Accumulated other comprehensive income" in our Consolidated Balance Sheets. The difference between actual amounts and estimates based on actuarial assumptions are recognized in other comprehensive income in the period in which they occur.

The estimated amortization from accumulated other comprehensive income into net periodic benefit cost during fiscal year 2017 is $3,963 and is primarily related to net actuarial losses.

Obligations and Funded Status at July 2, 2016 and June 27, 2015

	Pension Plan		SERP
	2016	2015	2016	2015
Change in benefit obligation:
Projected benefit obligation, beginning of year	$93,898	$91,251	$16,686	$17,610
Interest cost	3,774	4,049	590	739
Actuarial loss/(gain)	12,761	1,215	2,055	(870)
Benefits paid	(2,586)	(2,617)	(808)	(793)
Projected benefit obligation, end of year	$107,847	$93,898	$18,523	$16,686
Change in plan assets:
Fair value of plan assets, beginning of year	$73,847	$75,985	$—	$—
Actual return on plan assets	4,417	479	—	—
Employer contributions	—	—	808	793
Benefits paid	(2,586)	(2,617)	(808)	(793)
Fair value of plan assets, end of year	$75,678	$73,847	$—	$—
Funded status-net amount recognized	$(32,169)	$(20,051)	$(18,523)	$(16,686)

Amounts recognized in the Consolidated Balance Sheets consist of:

	Pension Plan		SERP
	2016	2015	2016	2015
Accrued benefit liability	$(32,169)	$(20,051)	$(18,523)	$(16,686)
Net amount recognized	$(32,169)	$(20,051)	$(18,523)	$(16,686)

	Pension Plan		SERP
	2016	2015	2016	2015
Accumulated other comprehensive loss/(gain) related to:
Unrecognized net actuarial losses/(gains)	$10,183	$3,625	$1,813	$(1,261)

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with an accumulated benefit obligation in excess of plan assets were $107,847, $107,847 and $75,678, respectively, as of July 2, 2016 and $93,898, $93,898 and $73,847, respectively, as of June 27, 2015. No pension plans had plan assets in excess of accumulated benefit obligations at July 2, 2016 or June 27, 2015.

Components of Net Periodic Benefit Cost

	Pension Plan			SERP
	2016	2015	2014	2016	2015	2014
Interest cost	$3,774	$4,049	$3,968	$590	$739	$758
Expected return on assets	(4,272)	(4,904)	(4,638)	—	—	—
Amortization of net loss	2,433	2,015	1,636	242	391	143
Net periodic benefit cost	$1,935	$1,160	$966	$832	$1,130	$901

Assumptions

The following weighted average assumptions were used to determine benefit obligations for the plans at July 2, 2016 and June 27, 2015:

	Pension Plan		SERP
	2016	2015	2016	2015
Discount rate	3.95%	4.70%	3.73%	4.45%
Rate of compensation increase	N/A	N/A	N/A	N/A

The following weighted average assumptions were used to determine net periodic benefit cost for the plans for the fiscal years ended July 2, 2016 and June 27, 2015:

	Pension Plan		SERP
	2016	2015	2016	2015
Discount rate	4.70%	4.50%	4.45%	4.30%
Expected return on plan assets	5.90	6.50	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A

Plan Assets
The asset allocations in the pension plan at July 2, 2016 and June 27, 2015 are as follows:

	Target Asset Allocations	Actual Asset Allocations
	2016	2016	2015
International equity	8.0%	6.5%	6.8%
Large cap equity	26.0	25.7	27.2
Small cap equity	5.0	5.0	5.2
Absolute return strategy funds	16.0	13.8	14.1
Fixed income	45.0	48.8	46.7
Long/short equity fund	—	0.2	—
Total	100%	100%	100%

Our retirement committee, assisted by outside consultants, evaluates the objectives and investment policies concerning our long-term investment goals and asset allocation strategies. Plan assets are invested in various asset classes that are expected to produce a sufficient level of diversification and investment return over the long term. To develop the expected long-term rate of return on asset assumptions, we consider the historical returns and future expectations of returns for each asset class, as well as the target asset allocation, changes in investments expenses and investment goals of the pension portfolio. This resulted in the selection of 5.40% expected return on plan assets for fiscal year 2017 and 5.90% expected return on plan assets for fiscal year 2016. The investment goals are (1) to meet or exceed the assumed actuarial rate of return over the long term within reasonable and prudent levels of risk, and (2) to preserve the real purchasing power of assets to meet future obligations. The nature and duration of benefit obligations, along with assumptions concerning asset class returns and return correlations, are considered when determining an appropriate asset allocation to achieve the investment objectives. Pension plan assets for our qualified pension plans are held in a trust for the benefit of the plan participants and are invested in a diversified portfolio of equity investments, fixed income investments and cash. Risk targets are established and monitored against acceptable ranges. All investment policies and procedures are designed to ensure that the plans' investments are in compliance with the Employee Retirement Income Security Act. Guidelines are established defining permitted investments within each asset class.

During fiscal year 2012, we conducted a study to assess an asset-liability strategy. The results of this study emphasized the importance of managing the volatility of pension assets relative to pension liabilities while still achieving a competitive investment return, achieving diversification between and within various asset classes, and managing other risks. In order to reduce the volatility between the value of pension assets and liabilities, we have established a "glide path approach" whereby we will increase the allocation to fixed income investments as our funded status increases. We regularly review our actual asset allocation and periodically rebalance the investments to the targeted allocation when considered appropriate. Target allocation ranges are guidelines, not limitations, and occasionally due to market conditions and other factors actual asset allocation may vary above or below a target.

The implementation of the investment strategy discussed above is executed through a variety of investment structures, such as direct share, common/collective trusts, or registered investment companies. Valuation methodologies differ for each of these structures. The valuation methodologies used for these investment structures are as follows:

U.S. Government Securities, Corporate Debt and Registered Investment Companies: Investments are valued at the closing price reported on the active market on which the individual securities are traded.

Common/Collective Trusts (CCT): Investments in a collective investment vehicle are valued at their daily or monthly net asset value (NAV) per share or the equivalent. NAV per share or the equivalent is used for fair value purposes as a practical expedient. NAVs are calculated with the assistance of our investment manager or sponsor of the fund. Certain of the CCTs represent investments in hedge funds or funds of hedge funds as well as other commingled equity funds. The classification level of these CCTs within the fair value hierarchy is determined by our ability to redeem the investment at NAV in the near term of the measurement date. Investments in the underlying CCTs are not valued using quoted prices in active markets. Therefore no investments are classified as Level 1. All investments in CCTs that are redeemable at the NAV reported by the investment managers within 90 days of the fiscal year end are classified as Level 2. All investments in the underlying CCTs that are not redeemable at the NAV reported by the investment managers of the CCTs within 90 days of the fiscal year end because of a lock-up period or gate, but may be redeemed at a future date, are classified as Level 3.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while we believe our valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table presents the pension plan investments using the fair value hierarchy discussed in Note 7, "Fair Value Measurements" of Notes to Consolidated Financial Statements, as of July 2, 2016:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Total
Cash equivalents	$420	$—	$420
Receivable	691	—	691
Payable	(172)	—	(172)
U.S. government securities	5,405	1,898	7,303
Corporate debt	—	28,894	28,894
Registered investment companies	38,542	—	38,542
Total	$44,886	$30,792	$75,678

The following table presents the pension plan investments using the fair value hierarchy discussed in Note 7, "Fair Value Measurements" of Notes to Consolidated Financial Statements, as of June 27, 2015:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Total
Interest-bearing cash	$997	$—	$997
Payable	(59)	—	(59)
Common/collective trusts	—	3,834	3,834
U.S. government securities	6,866	—	6,866
Corporate debt	—	26,663	26,663
Registered investment companies	35,546	—	35,546
Total	$43,350	$30,497	$73,847

The following table presents a reconciliation of Level 3 assets held during the year ended June 27, 2015. During the year ended  July 2, 2016 there were no Level 3 asset held.

For the Fiscal Year
2015
Balance at beginning of the year	$167
Realized gains	15
Net unrealized gains	(9)
Net purchases, issuances and settlements	(173)
Balance at end of the year	$—

We expect no contributions to our pension plan and $877 to the SERP in fiscal year 2017.

Future changes in plan asset returns, assumed discount rates and various other factors related to our pension plan will impact our future pension expense and liabilities. We cannot predict the impact of these changes in the future and any changes may have a material impact on our results of operations and financial position.

Estimated Future Benefit Payments

The following benefit payments are expected to be paid:

	Pension Plan	SERP
2017	$2,875	$877
2018	3,073	929
2019	3,293	978
2020	3,592	998
2021	3,902	1,021
2022 to 2024	22,905	5,306

The estimated future benefit payments related to fiscal year 2017 exclude the expected lump sum payments discussed in Note 15, "Subsequent Events" of Notes to Consolidated Financial Statements.

Multi-Employer Pension Plans

Historically, we participated in a number of collectively bargained, union sponsored multi-employer pension plans ("MEPPs"). Consistent with the accounting for defined contribution plans, we previously recorded the required cash contributions to the MEPPs as an expense in the period incurred and recognized a liability for any contributions due and unpaid. In addition, we are responsible for our proportional share of any unfunded vested benefits related to the MEPPs. An employer's accounting for MEPPs provides that a withdrawal liability should be recorded if circumstances that give rise to an obligation become probable and estimable.

As of June 27, 2015, we have withdrawn from, and no longer participate in any MEPPs in the United States.

During fiscal years 2015 and 2014 we recorded total pretax charges related to the exit from all MEPPs of $6,500 and $9,854, respectively. There were no similar charges recorded in fiscal year 2016. In addition, during fiscal years 2016, 2015 and 2014, we made total payments related to our MEPP liabilities of $8,856, $28,875 and $3,847, respectively, including settlement payments of $7,903 in fiscal year 2016 and $24,799 in fiscal year 2015. Total remaining reserves for all MEPPs as of July 2, 2016 are $803.

Central States Southeast and Southwest Areas Pension Fund (“Central States Fund”)

Beginning in fiscal year 2012, we commenced negotiations to discontinue our participation in the Central States Fund. We were ultimately successful and withdrew our participation in the Central States Fund in stages as various union contracts expired. On June 11, 2015, we entered into a settlement agreement (the “Settlement Agreement”) with the Central States Fund to resolve matters related to the withdrawal liability and the related arbitration. Pursuant to the Settlement Agreement, we made a lump sum payment to the pension fund in the amount of $24,799 and agreed to dismiss the arbitration. In addition, the Central States Fund released all claims for collection of the withdrawal liability and related assessments, subject to our representations and warranties regarding contributions to the Central States Fund, related contribution base units and trades or businesses under common control of the company. We funded the payment under the Settlement Agreement through use of existing resources, including our revolving credit facility.

Other United States MEPPs

On December 28, 2015 we entered into a settlement agreement with the National Retirement Fund to resolve matters related to our previous withdrawal. Pursuant to this agreement, we made a lump sum payment to the fund in the amount of $5,425. On June 15, 2016, we entered into an agreement with the New England Teamsters and made a lump sum payment of $2,478 to pay the remaining balance of our withdrawal liability and resolve all remaining outstanding claims to the fund. As assessments, subject to our representations and warranties regarding contributions to the funds, related contribution base units and trades or businesses under common control of the company. We funded the payments under the settlement agreements through the use of existing resources, including available cash and our revolving credit facility. The amount of the settlements were within previously established reserves.

Canadian MEPPs

Our Canadian subsidiaries participate in three multi-employer retirement funds, collectively referred to as the Canadian
MEPPs. These plans provide monthly retirement payments on the basis of the credits earned by the participating employees. For two of the plans, in the event that the plans are underfunded, the monthly participant benefit amount can be reduced by the trustees of the plan and we are not responsible for the underfunded status of the plan. For the third plan, employers can be held liable for unfunded liabilities and solvency deficiencies and accrued benefits cannot be reduced if there is a deficit unless the employer is insolvent. With respect to our exposure to the third plan, the most recent actuarial valuation as of December 31, 2014 indicates a surplus of approximately 18.0%.

401(k) Plan

All full-time non-union and certain union U.S. employees are eligible to participate in a 401(k) plan. Employee contributions are invested, at the employees' direction, among a variety of investment alternatives. Participants may transfer amounts into and out of the investment alternatives at any time. Participants receive a matching contribution of 100% of the first 3% of the participant's contributed pay plus 50% of the next 2% of the participant’s contributed pay. The matching contributions under the 401(k) plan vest immediately. We incurred matching contribution expense of $5,861, $5,578 and $5,310 in fiscal years 2016, 2015 and 2014, respectively.

Executive Deferred Compensation Plan

Under the Executive Deferred Compensation Plan ("DEFCO Plan"), we match a portion of designated employees' contributions. Employee contributions, along with our match, are invested at the employees' direction, among a variety of investment alternatives. Participants may transfer amounts into and out of the investment alternatives at any time. Eligible participants receive a matching contribution of 50% of the first 10% of the participant's contributed pay plus an additional 2.5% of the participant's eligible pay. Our expense associated with the DEFCO Plan was $1,175, $1,001 and $1,167 in fiscal years 2016, 2015 and 2014, respectively. The accumulated benefit obligation of $33,080 and $34,414 as of July 2, 2016 and June 27, 2015, respectively has been split between "Other noncurrent liabilities" and "Compensation and employee benefits" in the accompanying Consolidated Balance Sheets. We have purchased investments, including stable income and stock index managed funds, based on investment elections made by the employees, which may be used to fund the retirement benefits. The investments are recorded at estimated fair value based on quoted market prices and are split between "Other current assets" and "Other noncurrent assets" in the accompanying Consolidated Balance Sheets. Offsetting unrealized gains and losses are included in income on a current basis. At July 2, 2016 and June 27, 2015, the estimated fair value of the investments was $33,080 and $34,414, respectively.

9. Income Taxes

The components of the provision for income taxes from continuing operations are as follows:

Fiscal Years	2016	2015	2014
Current:
Federal	$17,140	$9,912	$10,723
State and local	2,296	1,905	844
Foreign	4,324	3,751	5,283
	23,760	15,568	16,850
Deferred	19,606	18,638	16,880
Provision for income taxes from continuing operations	$43,366	$34,206	$33,730

The following table reconciles the United States statutory income tax rate with our effective income tax rate from continuing operations:

Fiscal Years	2016	2015	2014
United States statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal tax benefit	2.4	2.8	3.0
Foreign earnings taxed at different rates	—	(0.3)	—
Change in uncertain tax position reserve	—	(1.0)	—
Permanent differences and other, net	—	(0.1)	(0.4)
Effective income tax rate from continuing operations	37.4%	36.4%	37.6%

The change in the uncertain tax position reserve in fiscal year 2015 was the result of the expiration of certain statutes and the resolution of a Canadian transfer pricing audit related to fiscal years 2005 to 2007, offset by reserve additions during the year.

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

Fiscal Years	2016	2015
Deferred tax liabilities:
Inventory	$(49,196)	$(47,888)
Depreciation	(24,519)	(12,899)
Intangibles	(60,866)	(57,146)
Derivative financial instruments	—	(2,630)
Other	(54)	(904)
Total deferred tax liabilities	(134,635)	(121,467)
Deferred tax assets:
Compensation and employees benefits	45,088	44,833
Accruals and reserves	11,486	10,859
Share-based payments	4,437	4,025
Derivative financial instruments	2,320	—
Net operating loss carry-forwards	1,674	1,693
Other	1,938	1,986
Gross deferred tax assets	66,943	63,396
Less valuation allowance	(1,203)	(1,209)
Total deferred tax assets	65,740	62,187
Net deferred tax liabilities	$(68,895)	$(59,280)

The deferred tax assets include $1,674 and $1,693 at July 2, 2016 and June 27, 2015, respectively, related to state net operating loss carry-forwards which expire between fiscal year 2018 and fiscal year 2035.

We recognize a valuation allowance if it is more likely than not that at least some portion, or all, of a deferred tax asset will not be realized. The valuation allowance of $1,203 at July 2, 2016 and $1,209 at June 27, 2015, relates to capital loss carry-forwards.

We have no foreign tax credit carry-forwards as of July 2, 2016.

We have not provided U.S. income taxes and foreign withholding taxes on undistributed earnings from our foreign subsidiaries of approximately $46,296 and $48,729 as of July 2, 2016 and June 27, 2015, respectively. These earnings are considered to be indefinitely reinvested in the operations of such subsidiaries. It is not practicable to estimate the amount of tax that may be payable upon distribution.

We recognize interest and penalties related to uncertain tax positions as a component of income tax expense. We recognized a net benefit from tax-related interest and penalties of $64 and $795 in fiscal years 2016 and 2015, respectively; and net expense from interest and penalties in fiscal year 2014 of $351. As of July 2, 2016 and June 27, 2015, we had $760 and $930, respectively, of accrued interest and penalties related to uncertain tax positions, of which $193 and $729 would favorably affect our effective tax rate in any future periods, if the positions are effectively settled in our favor.

We file income tax returns in the United States, Canada and numerous state and local jurisdictions. We have substantially concluded all U.S. Federal income tax examinations through fiscal year 2012 and all Canadian income tax examinations through fiscal year 2009. With few exceptions, we are no longer subject to state and local income tax examinations prior to fiscal year 2011.

A reconciliation of the beginning and ending amount of unrecognized tax benefits are as follows:

Fiscal Years	2016	2015
Beginning balance	$8,839	$10,826
Tax positions related to current year:
Gross increase	1,364	1,487
Tax positions related to prior years:
Gross increase	577	208
Gross decrease	(867)	(547)
Settlements	(50)	(1,670)
Lapses in statutes of limitations	(1,903)	(1,465)
Ending balance	$7,960	$8,839

As of July 2, 2016 and June 27, 2015, the total amount of unrecognized tax benefits that would favorably affect the effective tax rate, if recognized was $1,439 and $821, respectively. We are not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.

10. Stockholders' Equity

We issue Class A shares of our common stock, and each share is entitled to one vote and is freely transferable.

In August 2015, our Board of Directors authorized a $100,000 increase in our share repurchase program, bringing the total amount authorized to $275,000 as of July 2, 2016. Under this repurchase program, we repurchased 510,841 shares totaling $34,524 in fiscal year 2016, 266,426 shares totaling $17,597 in fiscal year 2015 and 204,819 totaling $11,672 in fiscal year 2014. All of these repurchases were in open market transactions. As of July 2, 2016, we had approximately $94,043 remaining under this authorization.

Share-Based Payment Plans

On November 6, 2013, our shareholders approved the G&K Services, Inc. Restated Equity Incentive Plan (2013) ("Restated Plan"). The total number of authorized shares under the Restated Plan is 4,000,000, of which 1,600,000 of the awards granted under the Restated Plan can be stock appreciation rights, restricted stock, restricted stock units, deferred stock units or stock. As of July 2, 2016, 1,206,048 equity awards were available for grant.

The Restated Plan allows us to grant share-based awards, including restricted stock and options to purchase our common stock, to our key employees and non-employee directors. Stock options are granted for a fixed number of shares with an exercise price equal to the fair market value of the shares at the date of grant. Exercise periods for the stock options are generally limited to a maximum of 10 years and a minimum of one year and generally vest over three years . Restricted stock grants to employees generally vest over five years . We issue new shares upon the grant of restricted stock or exercise of stock options.

Compensation cost for share-based compensation plans is recognized on a straight-line basis over the requisite service period of the award. The share-based compensation reflects estimated forfeitures adjusted for actual forfeiture experience. The amount of compensation cost that has been recognized in the Consolidated Statements of Operations was $6,749, $6,219 and $6,318 for fiscal years 2016, 2015 and 2014, respectively. As share-based compensation expense is recognized, a deferred tax asset is recorded that represents an estimate of the future tax deduction from the exercise of stock options or release of restrictions on the restricted stock. At the time share-based awards are exercised, cancelled, expire or restrictions lapse, we recognize adjustments to additional paid-in capital or income tax expense. The total net income tax benefit recognized in the Consolidated Statements of Operations for share-based compensation arrangements was $2,423, $2,333 and $2,243 for fiscal years 2016, 2015 and 2014, respectively. No amount of share-based compensation expense was capitalized during the periods presented.

On August 23, 2012, our Chairman and Chief Executive Officer was granted a performance based restricted stock award (the "Performance Award"). The Performance Award has both a financial performance component and a service component. In fiscal year 2016 126,000 restricted shares were issued under the Performance Award.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes or similar option pricing model using the assumptions noted in the following table. Expected volatility is based on the historical volatility of our stock, as we believe that is the best estimate of volatility over the term of the options. We use historical data to estimate option exercises and employee terminations within the valuation model. The expected term of the options granted is derived from historical data and represents the period of time that options granted are expected to be outstanding. The risk free interest rate for each option is the interpolated market yield on a U.S. Treasury bill with a term comparable to the expected term of the granted stock option.

	For the Fiscal Years
	2016	2015	2014
Expected share price volatility	24.6% - 25.3%	27.6% - 28.7%	27.4% - 27.7%
Weighted average volatility	25.3%	28.2%	27.5%
Expected dividend yield	1.7% - 2.1%	1.8% - 2.4%	2.0%
Expected term (in years)	5	5	5 - 6
Risk free rate	1.2% - 1.5%	1.3% - 1.7%	1.6% - 2.0%

A summary of stock option activity under our plans as of July 2, 2016, and changes during the year then ended is presented below:

	Shares	Weighted Average Exercise Prices	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at June 27, 2015	632,287	$32.31
Granted	185,442	71.17
Exercised	(89,135)	24.23
Forfeited or expired	(11,185)	61.53
Outstanding at July 2, 2016	717,409	$42.90	6.75	$24,255
Exercisable at July 2, 2016	415,503	$27.79	5.41	$20,324

The weighted-average fair value of stock options on the date of grant during fiscal years 2016, 2015 and 2014 was $14.19, $11.74 and $12.16, respectively. The total intrinsic value of stock options exercised was $4,016, $14,874 and $12,093 for fiscal years 2016, 2015 and 2014, respectively.

We received proceeds from the exercise of stock options of $2,160, $6,283 and $8,748 in fiscal years 2016, 2015 and 2014, respectively.

A summary of the status of our non-vested shares of restricted stock as of July 2, 2016 and changes during the fiscal year ended July 2, 2016, is presented below:

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at June 27, 2015	224,121	$47.45
Granted	201,032	70.26
Vested	(165,822)	56.80
Forfeited	(11,556)	49.25
Non-vested at July 2, 2016	247,775	$59.61

As of July 2, 2016, there was $11,125 of total unrecognized compensation expense related to non-vested share-based compensation arrangements. That expense is expected to be recognized over a weighted-average period of 2.0 years . The total fair value of restricted shares vested during the fiscal years ended 2016, 2015 and 2014 was $9,419, $3,691 and $2,757, respectively.

11. Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income, net of tax, are as follows:

	For the Fiscal Years
	2016	2015	2014
Foreign currency translation	$3,963	$7,914	$22,682
Pension benefit liabilities	(28,929)	(21,272)	(19,748)
Derivative financial instruments	(3,901)	4,414	1,053
Accumulated other comprehensive (loss) income	$(28,867)	$(8,944)	$3,987

Changes in accumulated other comprehensive (loss) income are as follows:

	For the Fiscal Year Ended July 2, 2016
	Foreign currency translation adjustment	Pension benefit liabilities	Derivative financial instruments	Total
Accumulated other comprehensive income (loss) as of June 27, 2015	$7,914	$(21,272)	$4,414	$(8,944)
Other comprehensive loss before reclassifications	(3,951)	(9,348)	(8,175)	(21,474)
Reclassifications from net accumulated other comprehensive income	—	1,691	(140)	1,551
Net current period other comprehensive loss	(3,951)	(7,657)	(8,315)	(19,923)
Accumulated other comprehensive income (loss) at July 2, 2016	$3,963	$(28,929)	$(3,901)	$(28,867)

	For the Fiscal Year Ended June 27, 2015
	Foreign currency translation adjustment	Pension benefit liabilities	Derivative financial instruments	Total
Accumulated other comprehensive income (loss) as of June 28, 2014	$22,682	$(19,748)	$1,053	$3,987
Other comprehensive income (loss) before reclassifications	(14,768)	(2,983)	3,027	$(14,724)
Reclassifications from net accumulated other comprehensive income	—	1,459	334	$1,793
Net current period other comprehensive income (loss)	(14,768)	(1,524)	3,361	(12,931)
Accumulated other comprehensive income (loss) at June 27, 2015	$7,914	$(21,272)	$4,414	$(8,944)

Amounts reclassified from accumulated other comprehensive income are as follows:

	For the Fiscal Years
	2016	2015	2014
(Loss) gain on derivative financial instruments:
Interest rate swap contracts (a)	$(223)	$532	$533
Tax benefit (expense)	83	(198)	(202)
Total, net of tax	(140)	334	331
Pension benefit liabilities:
Amortization of net loss (b)	2,706	2,373	1,813
Tax expense	(1,015)	(914)	(681)
Total, net of tax	1,691	1,459	1,132
Total amounts reclassified, net of tax	$1,551	$1,793	$1,463
(a) Included in interest expense.
(b) Included in the computation of net periodic pension cost, which is included in cost of rental and direct sale revenue and selling and administrative.

Income tax (expense) benefit for each component of other comprehensive income are as follows:

	For the Fiscal Years
	2016	2015	2014
Foreign currency translation adjustments	1,237	3,861	386
Change in pension benefit liabilities recognized	4,592	891	2,474
Derivative financial instruments unrecognized	4,871	(1,804)	138
Derivative financial instruments reclassified	83	(198)	(202)
Income tax benefit	$10,783	$2,750	$2,796

12. Commitments and Contingencies

We are involved in a variety of legal actions relating to personal injury, employment, environmental and other legal matters arising in the normal course of business, including, without limitation, those described below.

Environmental Matters

From time-to-time, we are involved in environmental-related proceedings by certain governmental agencies, which relate primarily to allegedly operating certain facilities in noncompliance with required permits. In addition to these proceedings, in the normal course of our business, we are subject to, among other things, periodic inspections by regulatory agencies, and we are involved in the remediation of various properties.

In particular, we have three projects nearing completion, which we expect will be completed within previously established reserves. We also have four other projects on which we are currently working. Historically, we have borne our property remediation costs as part of our ongoing operations. As part of the second set of projects mentioned above, in the fourth quarter of fiscal year 2015, we determined it was likely that the parties that are contractually obligated to remediate contamination resulting from prior use of perchloroethylene, or PCE and other contaminants at three of our previously purchased locations would not be able to continue to meet these obligations because of their respective financial condition. These acquisitions date as far back as the 1970s; the most recent one was in 2007. As a result of the foregoing, as of July 2, 2016 and June 27, 2015, we had remediation-related reserves of approximately $3,607 and $4,711 respectively, related to these matters. The expense for these matters was not material in fiscal year 2016 and $4,405 in fiscal year 2015.

In order to determine whether any additional exposure for remediation exists, we assessed six additional sites which we acquired that had historical dry cleaning operations. Our assessment of four of these sites is complete, with no further action required. We continue to assess the remaining two sites. With respect to these remaining two sites, while we believe costs may be probable, they are not yet reasonably estimable. Therefore, beyond amounts to cover our ongoing assessments, we have not recorded any reserves for these properties. While such charges may be material, including with respect to reported operating results in a particular period, we believe the likelihood that any charges will have a material adverse effect on our results of ongoing operations or financial position is remote.

Legal Matters

As part of its general enforcement efforts, over the past four years, the U.S. Department of Labor, Office of Federal Contract Compliance Programs (OFCCP) initiated compliance evaluations at a number of our locations to review and assess our current affirmative action activities and employment practices. To close all outstanding compliance evaluations, we entered into a Conciliation Agreement with the OFCCP agreeing to take proactive efforts to address any remaining issues or concerns that were raised by the agency, none of which we expect will have a material impact on our ongoing operations. All amounts that we agreed to pay under this agreement were within previously established reserves.

Leases

We lease certain facilities, vehicles and equipment for varying periods. Most facility leases contain renewal options from one to five years. Management expects that in the normal course of business, leases will be renewed or replaced by other leases.

The following is a schedule as of July 2, 2016 of future minimum base rental payments for operating leases that had initial or remaining lease terms in excess of one year:

Operating Leases
2017	$19,532
2018	14,752
2019	11,923
2020	8,657
2021	6,059
2022 and thereafter	8,407
Total minimum lease payments	$69,330

Total rent expense for operating leases, including those with terms of less than one year, was $29,103 in fiscal year 2016, $31,964 in fiscal year 2015 and $31,677 in fiscal year 2014.

13. Segment Information

We have two operating segments, United States (includes our Dominican Republic operations) and Canada, which have been identified as components of our organization that are reviewed by our Chairman and Chief Executive Officer to determine resource allocation and evaluate performance. Each operating segment derives revenues from the branded uniform and facility services programs. Our largest customer represents approximately 2% of our total revenues. Substantially all of our customers are in the United States and Canada.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 1, "Summary of Significant Accounting Policies" of Notes to Consolidated Financial Statements). Corporate expenses are allocated to the segments based on benefit received. We evaluate performance based on income from continuing operations.

Financial information by segment is as follows:

	United States	Canada	Elimination	Total
2016
Revenues	$842,350	$135,691	$—	$978,041
Income from continuing operations	106,013	16,627	—	122,640
Interest expense	6,833	2	—	6,835
Total assets	884,033	136,690	(99,186)	921,537
Capital expenditures	41,393	3,956	—	45,349
Depreciation and amortization expense	32,930	3,574	—	36,504
Provision for income taxes	38,983	4,383	—	43,366
2015
Revenues	$796,855	$140,787	$—	$937,642
Income from continuing operations	85,207	16,007	—	101,214
Interest expense	7,059	79	—	7,138
Total assets	885,295	133,563	(90,661)	928,197
Capital expenditures	51,032	4,806	—	55,838
Depreciation and amortization expense	28,644	3,654	—	32,298
Provision for income taxes	31,443	2,763	—	34,206
2014
Revenues	$752,802	$148,067	$—	$900,869
Income from continuing operations	79,290	16,825	—	96,115
Interest expense	6,320	—	—	6,320
Total assets	859,474	170,775	(106,730)	923,519
Capital expenditures	29,053	3,723	—	32,776
Depreciation and amortization expense	26,743	4,134	—	30,877
Provision for income taxes	28,684	5,046	—	33,730

14. Discontinued Operations

In fiscal year 2014, we sold our Direct Sale Program business ("Program Business") and Ireland business ("Ireland Business"), which met the requirements to be presented as discontinued operations and accordingly, the results of these operations have been reclassified to discontinued operations for fiscal year 2014 in the Consolidated Statements of Operations. Both of these businesses were previously included in our United States operating segment. There were no discontinued operations for fiscal year 2016 or 2015.

As a result of this agreement, we reduced the carrying value of the Program Business net assets and recorded a corresponding pretax loss on the sale of $12,319, which is included in "Loss on sale and other adjustments, net of tax" in the table below. Separately, we completed the sale of our Ireland Business during the second quarter of fiscal year 2014 and recognized a pretax loss on the sale of $603, which has also been included in "Loss on sale and other adjustments, net of tax" in the table below. Total aggregate gross proceeds from the sales were $6,641.

Summarized financial information for discontinued operations is shown below:

For the Fiscal Year
2014
Rental and direct sale revenue from discontinued operations	$17,844
Loss before income taxes	(279)

Loss, net of tax	(141)
Loss on sale and other adjustments, net of tax	(8,252)
Net loss from discontinued operations, net of tax	$(8,393)

For the Fiscal Year
2014
Loss in excess of carrying value of Program Business	$(11,559)
Transaction and related costs	(675)
Loss on sale of Program Business	(12,234)
Loss on sale of Ireland Business	(603)
Pretax loss on sale of businesses	(12,837)
Income tax benefit	4,585
Loss on sale and other adjustments, net of tax	$(8,252)

15. Subsequent Events (Unaudited)

Pension Plan

In the fourth quarter of fiscal year 2016, in an effort to continue to reduce the risk in the company's Pension Plan, we announced a voluntary, limited-time opportunity to former employees who are vested participants in the Pension Plan to request early payment of their entire Pension Plan benefit in the form of a single lump sum payment. Eligible participants who wished to receive the lump sum payment were required to make an election between May 16, 2016 and July 15, 2016, and payments are scheduled to be made on or before August 31, 2016. All payments will be made from the Pension Plan trust assets. The target population has a total liability of $34,200. Based upon the participation rate of eligible participants, the amount of total payments is expected to be approximately $17,200. Because of the expected level of payments, settlement accounting rules will apply in the period in which the payments are made. This will result in a plan remeasurement and the recognition of an approximate $6,000 settlement loss, approximately $0.20 per share, related to the pro-rata portion of the unamortized net actuarial loss which will be recognized in the first quarter of fiscal year 2017.

Proposed Merger with Cintas Corporation

On August 15, 2016, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cintas Corporation (“Cintas”) and Bravo Merger Sub, Inc., a wholly owned subsidiary of Cintas (“Merger Sub”). The Merger

Agreement is currently expected to close within 4-6 months, subject to customary closing conditions, including regulatory approvals and approval by our shareholders.

The Merger Agreement provides that, among other things and subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into the company (the “Merger”), with the company surviving and continuing as the surviving corporation in the Merger as a wholly owned subsidiary of Cintas, and, at the effective time of the Merger, each outstanding share of Class A common stock of the company will be converted into the right to receive the Merger Consideration. The “Merger Consideration” means $97.50 per share in cash. The Merger Agreement contains customary representations and warranties and covenants that we must observe, including certain interim operating covenants that may restrict our operations during the pendency of the Merger, subject to certain exceptions. If the Merger proceeds, certain change of control and severance provisions of our compensation arrangements will be triggered at the time of the Merger. In addition, the Merger Agreement also contains certain termination rights that may require us to pay Cintas a $60,000 termination fee. For additional details of the Merger and the terms thereof, refer to the Merger Agreement, a copy of which is included as Exhibit 2.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 16, 2016.

We did not incur any material expenses in connection with the Merger during our fiscal year ended July 2, 2016.

G&K Services, Inc.
Schedule II – Valuation and Qualifying Accounts and Reserves
(In thousands)

		Additions
Description	Balance at Beginning of Year	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Year
Allowance for Doubtful Accounts
July 2, 2016	$3,469	$2,962	$—	$2,853	3,578
June 27, 2015	$3,697	$1,711	$—	$1,939	3,469
June 28, 2014	$3,135	$1,980	$—	$1,418	$3,697

ITEM 9A.	CONTROLS AND PROCEDURES
Disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) are our controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our Chairman and Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

We have evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of July 2, 2016. Based on that evaluation, the Chairman and Chief Executive Officer and the Chief Financial Officer concluded that our disclosure controls and procedures are effective in recording, processing, summarizing and timely reporting information required to be disclosed in the reports that we file or submit under the Exchange Act as of July 2, 2016.

Management’s Annual Report on Internal Control Over Financial Reporting

The report of management required under this Item 9A is contained in Item 8 of this Annual Report on Form 10-K under the caption "Management’s Report on Internal Control Over Financial Reporting."

Attestation Report of Registered Public Accounting Firm

The attestation report required under this Item 9A is contained in Item 8 of this Annual Report on Form 10-K under the caption "Report of Independent Registered Public Accounting Firm."

Changes in Internal Controls

There were no changes in our internal control over financial reporting during the fourth quarter of fiscal year 2016 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.